Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211943

PROSPECTUS

385,602 Shares

Common Stock

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This prospectus relates to the disposition from time to time of up to 385,602 shares of our common stock, which includes 128,534 shares of our common stock issuable upon the exercise of warrants. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Securityholders. We provide more information about the Selling Securityholders in the section entitled “Selling Securityholders” on page 5.

The Selling Securityholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 6 of this prospectus. We will not be paying any underwriting discounts or commissions with this offering.

Our common stock is traded on the NYSE MKT under the symbol “NBY.” On June 20, 2016, the reported closing price of the common stock was $2.73 per share.

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An investment in shares offered hereby involves a high degree of risk. You should review carefully the risks and uncertainties incorporated by reference herein under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is June 21, 2016.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i

PROSPECTUS SUMMARY	1

RISK FACTORS	4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

USE OF PROCEEDS	4

SELLING SECURITYHOLDERS	5

PLAN OF DISTRIBUTION	6

VALIDITY OF SECURITIES	8

EXPERTS	8

WHERE YOU CAN FIND MORE INFORMATION	8

INCORPORATION BY REFERENCE	9

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or its offices described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the warrants. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

This prospectus contains statistical data and estimates, including those relating to market size, competitive position and growth rates of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

Unless the context requires otherwise, (i) all references in this prospectus to "we," "our," "us," the "Company," "NovaBay" and "NovaBay Pharmaceuticals" refer to NovaBay Pharmaceuticals, Inc. and its subsidiaries, and with respect to NovaBay Pharmaceuticals, Inc. refer to the California corporation prior to the date of the Reincorporation (as defined herein), and to the Delaware corporation on and after the date of the Reincorporation, and (ii) all references in this prospectus to “warrants” refer to our outstanding warrants issued to the Selling Securityholders on May 9, 2016 as part of a private placement.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

On December 18, 2015, we effected a 1-for-25 reverse stock split of our outstanding common stock. Unless the context indicates or otherwise requires, all share numbers and share price data included in this prospectus have been adjusted to give effect to such reverse stock split.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the financial data and related notes, risk factors and other information incorporated by reference in this prospectus, before making an investment decision.

Overview

We are a biopharmaceutical company developing products for the eye care market. We are currently focused primarily on commercializing prescription Avenova® for managing hygiene of the eyelids and lashes in the United States.

Avenova is the only eye care product formulated with a proprietary, stable and pure form of hypochlorous acid called Neutrox™. By replicating the anti-microbial chemicals used by white blood cells to fight infection, Neutrox has proven in laboratory testing to have broad antimicrobial properties. Avenova with Neutrox removes debris from the skin on eyelids and lashes without burning or stinging.

In November 2015, we introduced a new business strategy to focus on growing sales of Avenova in the U.S. market and to restructure our business with the goal of achieving profitability from operations by the end of 2016. Our three-part business strategy is comprised of: (1) focusing our resources on growing the commercial sales of Avenova in the U.S. eye care market, including the implementation of an innovative sales and marketing strategy to increase product margin and profitability; (2) significantly reducing expenses through the restructuring of our operations and other cost reduction measures; and (3) seeking additional sources of revenue through partnering, divesting and/or other means of monetizing non-core assets in urology, dermatology, and wound care.

We have developed additional commercial products containing Neutrox, including our NeutroPhase® Skin and Wound Cleanser for wound care and CelleRx® for the dermatology market. We have partnerships for NeutroPhase in the U.S. as well as select overseas markets, most notably China.

In addition to our Neutrox family of products, we have also synthesized and developed a second category of novel compounds aimed at harnessing the power of white blood cell chemistry to address the global, topical anti-infective market. This second product category includes auriclosene, our lead clinical-stage Aganocide® compound, which is a patented, synthetic molecule with a broad spectrum of activity against bacteria, viruses and fungi.

Avenova

Prescription Avenova (0.01% Neutrox) is well-suited for daily eyelid and eyelash hygiene by the approximately 30 million Americans who suffer from blepharitis and dry eye. Additionally, we estimate that an additional 11 million patients suffering from other conditions could potentially benefit from the use of Avenova, bringing the total potential market to approximately 41 million patients.

We are targeting a customer base of prescribers that includes the approximately 17,000 ophthalmologists and approximately 37,000 optometrists in the U.S. In August 2014, we launched a dedicated Avenova sales force of 10 direct medical sales representatives in 10 major metropolitan areas across the United States. This sales and marketing campaign initially targeted major urban areas where large numbers of individuals suffer from problems with their eyelids and lashes. These markets included New York, Los Angeles, Boston, Atlanta, and San Francisco.

Based on positive sales performance, we expanded our sales force to 35 direct medical sales representatives in February 2015 and to 43 direct medical sales representatives in August 2015. The sales representatives recruited for this effort have extensive experience with eye care products and medical devices—a skill set critical for rapid adoption of Avenova. Based on extensive market research, we have assigned our sales representatives to the markets across the U.S. representing the highest sales potential. These direct medical sales representatives are calling on targeted ophthalmologists and optometrists in those markets that treat large numbers of blepharitis and dry eye patients. Avenova is a natural addition to their existing lid hygiene regimens.

We have distribution agreements with McKesson Corporation, Cardinal Health and AmerisourceBergen Corporation that make Avenova accessible in 90% of the approximate 67,000 retail pharmacies across the U.S. Avenova also is marketed through the top ophthalmology and optometry networks. These include Vision Source Independent Optometry Network, the largest independent optometry network in the country representing 2,800 independent optometrist offices, and ALLDocs Optometry Group (also known as The Association of LensCrafters Leaseholding Doctors), the second largest independent optometry group in the U.S., which works closely with its LensCrafters partners. Through a partnership with ALPHAEON, Avenova is available to member ophthalmologists on the ShoutMD® Store, the first social commerce store for lifestyle healthcare products. Avenova is also available for order online with a prescription, and we provide an online pharmacy locator to assist patients with filling prescriptions.

We expect that our prescription business will be the main driver of long-term Avenova sales growth. Reimbursement under insurance coverage continues to grow with 68% of Avenova prescriptions covered by insurance plans at the end of 2015. Supported by the high percentage rate of insurance reimbursement, we are focusing our primary sales efforts on building our prescription business under a new value pricing model. We are working to improve insurance reimbursement coverage for Avenova and aligning our product pricing accordingly.

Although we are focusing on our prescription sales, we expect continued growth in the doctor to patient direct sales channel. We also expect to invest in systems that support prescribing physicians’ efforts to educate their patients. We have made it easy for doctors to get Avenova into the hands of patients by providing availability through well-known national pharmacy chains, specialty pharmacies, or directly through the practitioners’ office. Furthermore, in order to ensure consistent pricing, we have instituted rebate cards to ensure the best price for the patient at the pharmacy. This sales model combined with the prospect for further increases in reimbursement under insurance plans has the potential to provide us with additional revenue upside.

Partnerships to Monetize Other Assets

We intend to seek additional sources of revenue and reduce expenses by licensing or selling select non-core assets, possibly including intelli-Case, NeutroPhase, CelleRx and our Aganocide compounds, including auriclosene.

Currently, the program with the most potential is our urology program. Statistically-significant and clinically-meaningful results from a Phase 2 clinical study of our Auriclosene Irrigation Solution, or AIS, used to reduce urinary catheter blockage and encrustation, or UCBE, were announced in September 2013. This study, comparing AIS to saline solution, achieved its primary endpoints and showed clear benefits for patients with long-term indwelling catheters. We initiated the next Phase 2 study in the fourth quarter of 2014 and in the fourth quarter of 2015 announced completion of that study. Patients with long-term indwelling urinary catheters were treated with AIS or its Vehicle. The results of this more demanding study showed that AIS was better than its Vehicle in preventing the reduction of flow through catheters due to encrustation, the primary efficacy measure, by a statistically-significant margin. Furthermore, there were no cases of clinical catheter blockage in the AIS arm of the study; all cases of clinical blockage requiring catheter removal occurred only in the Vehicle arm.

NovaClear intelli-Case. In June 2015, we received FDA-clearance for the NovaClear intelli-Case, a highly innovative, easy-to-use device for use with hydrogen peroxide disinfection solutions for soft and rigid gas permeable contact lenses. The intelli-Case monitors the neutralization of hydrogen peroxide during the disinfection cycle with sophisticated microprocessor electronics embedded in the cap of what otherwise looks like a standard peroxide lens case. The LED indicators on the lid inform the user if the lenses are safe to insert into the eyes, resulting in a disinfection system that is safe yet simple to use. We are seeking potential partners with the resources to make this break-through device available to the largest number of contact lens wearers as soon as possible.

Additional Neutrox-based Products

In addition to Avenova, the Neutrox-branded products currently being commercialized as prescription medical devices are NeutroPhase and CelleRx.

NeutroPhase (Wound Care). Since its launch in the U.S. in 2013, NeutroPhase has impacted how wound care is administered. Consisting of 0.03% Neutrox, NeutroPhase is used to cleanse and remove microorganisms from any type of acute or chronic wound and can be used with any type of wound care modality. Recently, NeutroPhase has been found to be an effective irrigation solution as part of the adjunct treatment for Necrotizing Fasciitis , or NF. Also known as flesh-eating disease, NF typically has high mortality and amputation rates (30% and 70%, respectively), even with aggressive debridement and antibiotic treatment. We believe that NeutroPhase is also well-suited to treat the six million patients in the U.S. who suffer from chronic non-healing wounds, such as pressure, venous stasis and diabetic ulcers.

In the U.S. and internationally, NeutroPhase is distributed through commercial partners. In January 2012, we entered into an exclusive distribution agreement with Pioneer Pharma Company Limited, or Pioneer, a Shanghai-based company, for the distribution of NeutroPhase throughout Southeast Asia and mainland China. We subsequently expanded the agreement with Pioneer so that it includes the licensing rights to CelleRx and Avenova. In September 2014, China’s Food and Drug Administration cleared our NeutroPhase Skin and Wound Cleanser for sale throughout mainland China. In November 2014, Taiwan’s Food and Drug Administration cleared our NeutroPhase Skin and Wound Cleanser for sale in Taiwan. We began shipping NeutroPhase to China and Taiwan in the fourth quarter of 2014 to support our launch of NeutroPhase Skin and Wound Cleanser by Pioneer. In the U.S., NeutroPhase is distributed through our partner, Principle Business Enterprise, or PBE.

CelleRx (Dermatology). Created for cosmetic procedures, CelleRx (0.015% Neutrox) is a gentle cleansing solution that is effective for post-laser resurfacing, chemical peels and other cosmetic surgery procedures. Cosmetic surgeons and aesthetic dermatologists have found that CelleRx results in less pain, erythema, and exudate compared to Dakin solution, which contains bleach impurities. CelleRx is a non-alcohol formulation that does not dry or stain the skin, and most importantly, has been shown to reduce the patient’s downtime post procedure.

Recent Development

On April 4, 2016, we entered into a securities purchase agreement for the sale of an aggregate of 6,173,299 shares of our common stock and warrants exercisable for 3,086,651 shares to accredited investors, including the Selling Securityholders, for an aggregate purchase price of $11,791,000 in a private placement. For each share purchased at $1.91 per share, the purchasers will receive a warrant to purchase one-half a share, with such warrants having a four-year term and an exercise price of $1.91, callable by us if the closing price of our common stock, as reported on the NYSE MKT, is $4.00 or greater for five sequential trading days.

The private placement was designed to close in two tranches. The first tranche of 4,079,058 shares of common stock and warrants to purchase 2,039,530 shares of common stock, at an aggregate subscription price of $7,791,000, closed on May 9, 2016, which we refer to as the May 2016 Primary Closing. The closing of the second tranche is expected to occur on July 31, 2016, which we refer to as the July 2016 Secondary Closing.

On April 4, 2016, we also entered into a separate registration rights agreement with certain purchasers in the private placement, which consist of the Selling Securityholders. Pursuant to the registration rights agreement, we agreed to file registration statements with the SEC to cover the resale of the shares, including the shares underlying the warrants, held by the Selling Securityholders. All Selling Securityholders are participants in the May 2016 Primary Closing, not the July 2016 Secondary Closing.

For more information about this private placement, please refer to our Current Reports on Form 8-K filed with the SEC on April 5, 2016 and May 9, 2016, which are incorporated herein by reference.

Company Information

We were incorporated under the laws of the State of California on January 19, 2000 as NovaCal Pharmaceuticals, Inc., and subsequently changed our name to NovaBay Pharmaceuticals, Inc. In June 2010, we changed the state in which we are incorporated, which we refer to as the Reincorporation, and are now incorporated under the laws of the State of Delaware.

Our corporate address is 5980 Horton Street, Suite 550, Emeryville, CA  94608, and our telephone number is (510) 899-8800.  Our website address is www.novabay.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus. Our website address is included in this document as an inactive textual reference only.

The Offering

This prospectus relates to the resale by the Selling Securityholders listed in this prospectus of up to 385,602 shares of our common stock, 128,534 shares of which are issuable upon the exercise of warrants held by the Selling Securityholders. Our common stock is currently listed on the NYSE MKT under the symbol “NBY.” All of the shares, if sold, will be sold by the Selling Securityholders. Such Selling Securityholders may sell their shares of our common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the sale of the shares by the Selling Securityholders. In the case, however, of warrants issued to the Selling Securityholders on May 9, 2016, upon a cash exercise of the warrants, we will receive, for each share of common stock exercised, the exercise price of $1.91. If the warrants are exercised in a cashless exercise, we will not receive any proceeds from the exercise of the warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated in this prospectus by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to a number of risks and uncertainties. All statements that are not historical facts are forward-looking statements, including statements about our product candidates, market opportunities, competition, strategies, anticipated trends and challenges in our business and the markets in which we operate, and anticipated expenses and capital requirements. These statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” or “potential” or the negative of these terms or other variations or comparable terminology, or by discussions of strategy.

Our actual results may differ materially from the results expressed or implied by these forward-looking statements because of the risk factors and other factors disclosed in this prospectus and documents incorporated by reference. The risk factors may not be all of the factors that could cause actual results to vary materially from the forward-looking statements. The forward-looking statements made or incorporated in this prospectus relate only to circumstances as of the date on which the statements are made. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders pursuant to this prospectus. A portion of the shares covered by this prospectus are issuable upon exercise of the warrants to purchase our common stock. Upon any exercise of the warrants for cash, the Selling Securityholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $1.91 per share of our common stock. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Securityholders upon any exercise of the warrants.

SELLING SECURITYHOLDERS

On April 4, 2016, we entered into a securities purchase agreement for the sale of an aggregate of 6,173,299 shares of our common stock and warrants exercisable for 3,086,651 shares to accredited investors, including the Selling Securityholders, for an aggregate purchase price of $11,791,000 in a private placement. For each share purchased at $1.91 per share, the purchasers will receive a warrant to purchase one-half a share, with such warrants having a four-year term and an exercise price of $1.91, callable by us if the closing price of our common stock, as reported on the NYSE MKT, is $4.00 or greater for five sequential trading days.

The private placement was designed to close in two tranches. The first tranche of 4,079,058 shares of common stock and warrants to purchase 2,039,530 shares of common stock, at an aggregate subscription price of $7,791,000, closed on May 9, 2016. The closing of the second tranche is expected to occur on July 31, 2016. All Selling Securityholders are participants in the May 2016 Primary Closing, not the July 2016 Secondary Closing.

On April 4, 2016, we entered into a registration rights agreement with the Selling Securityholders, pursuant to which we agreed to file the registration statement, of which this prospectus is a part, to cover the resale of the shares issued and issuable to the Selling Securityholders, and to keep such registration statement effective until the earlier of the date (i) on which all of the 385,602 shares registered for resale have been sold under this registration statement or pursuant to Rule 144 under the Securities Act, or Rule 144, or (ii) on the date that all of the 385,602 shares can be sold publicly without restriction or limitation under Rule 144. For more information about this private placement, please refer to our Current Reports on Form 8-K filed with the SEC on April 5, 2016 and May 9, 2016, which are incorporated herein by reference.

We are registering the resale of the shares issued pursuant to the registration right agreement to permit each of the Selling Securityholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the Selling Securityholders of up to the total number of shares of common stock issued or issuable to the Selling Securityholders pursuant to the securities purchase agreement. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the Selling Securityholders, we are referring to the shares issued or issuable to the Selling Securityholders pursuant to the securities purchase agreement, and when we refer to the Selling Securityholders in this prospectus, we are referring to the purchasers under the securities purchase agreement who entered into the registration rights agreement with the Company and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Securityholders may sell some, all or none of their shares. We do not know how long the Selling Securityholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Securityholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the Selling Securityholders.

The following table sets forth the name of each Selling Securityholder, the number of shares of our common stock owned by the Selling Securityholders as of June 8, 2016, the number of shares that may be offered under this prospectus, and the number of shares of our common stock to be beneficially owned by the Selling Securityholders assuming all of the shares covered hereby are sold. Solely for purposes of the following table, we have assumed that the shares issued pursuant to the warrants are owned by the Selling Securityholders even though the warrants have not been exercised.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Securityholders. The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the sale of all shares being offered by the Selling Securityholders under this prospectus. We believe that each of the Selling Securityholders named in this table has sole voting and investment power with respect to the shares of common stock indicated as owned.

The following table sets forth:

●     the name of each of the Selling Securityholders;

●     the number of shares of our common stock owned by each such Selling Securityholder prior to this offering;

●     the number of shares of our common stock being offered pursuant to this prospectus; and

●     the number of shares of our common stock owned upon completion of this offering.

All Selling Securityholders will own less than 1% of our common stock after the offering.

Name of Selling Securityholder	Shares of Common Stock Owned Prior to Offering(1)	Shares of Common Stock Being Offered		Shares of Common Stock Owned After Offering
Blake E. Andros	150,000	150,000	(2)	—
Children’s Brain Disease Foundation	78,534	78,534	(3)	—
Dean Rider	82,534	78,534	(3)	4,000
Andy R. Geckler	78,534	78,534	(3)	—

(1)	Includes shares of common stock issuable upon exercise of warrants. For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise.

(2)	Consists of 50,000 shares of common stock issuable upon the exercise of warrants held by the Selling Securityholder and 100,000 shares of common stock owned by the Selling Securityholder.

(3)	Consists of 26,178 shares of common stock issuable upon the exercise of warrants held by the Selling Securityholder and 52,356 shares of common stock owned by the Selling Securityholder.

Relationships with the Selling Securityholders

Affiliates of NovaBay

Within the past three years, no Selling Securityholders have been affiliates or associates of NovaBay.

PLAN OF DISTRIBUTION

The Company is registering the shares of its common stock offered pursuant to the registration statement and related prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which term as used herein includes pledgees, donees, transferees or other successors-in-interest selling shares received from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer after the date of the prospectus, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Securityholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. The Company will pay other expenses relating to the preparation, updating and filing of the registration statement. The Company will not receive any of the proceeds from the sale of the shares by the Selling Securityholders. In the case, however, of warrants issued to the Selling Securityholders on May 9, 2016, upon a cash exercise of the warrants by the Selling Securityholders, the Company will receive the exercise price of $1.91 per share of its common stock exercised. If the warrants are exercised in a cashless exercise, the Company will not receive any proceeds from the exercise of the warrants.

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the Selling Securityholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under the prospectus, provided that the prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of Selling Securityholders under the prospectus.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein, some of which may or may not involve broker-dealers acting as agent or principal:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales, to the extent permitted by law;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than under this prospectus. The Selling Securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

VALIDITY OF SECURITIES

The validity of the securities being offered hereby has been passed upon by Squire Patton Boggs (US) LLP, Washington, DC.

EXPERTS

OUM & Co. LLP, independent registered public accounting firm, has audited our consolidated balance sheet as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on OUM & Co. LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares of common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at 100 F Street, N.E., in Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the Financial Industry Regulatory Authority at 1735 K Street, N.W., Washington, D.C. 20006.

We also maintain a website at http://www.novabay.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and all exhibits related to such items):

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015, from our definitive proxy statement in connection with our 2016 Annual Meeting of Stockholders which was filed with the SEC on April 18, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016, as filed with the SEC on May 12, 2016;

•

our current reports on Form 8-K, filed with the SEC on January 5, 2016, January 6, 2016, January 14, 2016, January 29, 2016, February 17, 2016, February 24, 2016, March 1, 2016, March 22, 2016, March 23, 2016, April 5, 2016, May 9, 2016 and May 27, 2016; and

•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on August 29, 2007, as updated by our Form 8-K filed with the SEC on June 29, 2010.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus modifies or replaces such information. We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide, upon written or oral request, without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated herein by reference (exclusive of exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request in writing or orally a copy of these filings, at no cost, by writing or telephoning us at the following address:

NovaBay Pharmaceuticals, Inc.

5980 Horton Street, Suite 550

Emeryville, CA 94608

(510) 899-8800

Attn: Corporate Secretary

385,602 Shares

Common Stock

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Prospectus

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June 21, 2016